Exhibit 99.3

For Further Information Contact:
For Immediate Release	Robert E. Phaneuf
Monday, April 2, 2007	Vice President - Corporate Development
(918) 632-0680

RAM ENERGY RESOURCES REPORTS

YEAR-END 2006 PROVED RESERVES OF 18.5 MILLION BOE

Tulsa, Oklahoma – RAM Energy Resources, Inc. (Nasdaq: RAME) announced today that estimates of its proved oil and gas reserves at December 31, 2006 totaled 18.5 million BOE. The total reflects 2006 production of 1.3 million BOE with total net additions and revisions to reserves of 946 MBOE. Year-end 2006 reserves are 98 percent of reserves at year-end 2005.

Year-end 2006 estimated proved reserves of 18.5 million BOE were composed of 10.8 million barrels of oil, 2.1 million barrels of natural gas liquids and 33.2 Bcf of natural gas. Crude oil and natural gas liquids represent 70 percent of total proved reserves and natural gas reserves represent the remaining 30 percent of total proved reserves. Of the total proved reserves, a substantial 71 percent were classified as proved developed reserves.

Based on 2006 year-end prices of $58.74 per barrel for oil, $36.51 per Bbl for natural gas liquids and $5.51 per MMBtu for natural gas, the present value of estimated future net revenues, before income taxes, discounted at 10 percent (PV-10), attributable to the estimate of total proved reserves was approximately $270 million at year-end 2006. This compares to a PV-10 of $345 million at year-end 2005, calculated using year-end 2005 prices of $58.63 per barrel for oil, $35.89 per barrel for natural gas liquids and $9.14 per MMBtu for gas. The decrease in PV-10 value at year-end 2006 compared to that of the prior year is primarily attributable to declines of 40 percent and 2 percent in the price of natural gas and natural gas liquids, respectively, used to calculate present value at year-end 2006. The price of natural gas in particular was substantially lower at year-end 2006 than at year-end 2005 and exerted a significant impact on the PV-10 value. The PV-10 value of year-end 2006 reserve volumes calculated using prices in effect at

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March 30, 2007 is in excess of $330 million. The standardized measure of discounted future net cash flows, used for financial reporting purposes, which deducts discounted future income taxes from the PV-10, was $179.7 million at December 31, 2006, compared with $226.7 million at year-end 2005.

During 2006, the company made total oil and gas capital expenditures of $28.1 million, of which $16.8 million or 60 percent was spent to convert proved undeveloped reserves to proved producing. The company focused on an allocation of spending, particularly in its principal Electra/Burkburnett and Boonsville fields, designed to maintain or grow production volumes from internally generated sources while laying the groundwork to accelerate development in the Barnett Shale and initiate exploration activities on its Wolfamp shale play in West Texas. In addition, $2.8 million was spent on completed exploration wells, $4.5 million was spent on the acquisition of 447 MBOE of reserves and approximately $4.0 million on the acquisition of unproved properties, exploration in progress and recompletions.

Total reserve additions of 946 MBOE replaced 73 percent of production at a cost of $27.18 per BOE. The average finding cost for the three-year period ended 2006 is $8.15 per BOE. RAM continues to employ, as it has in the past, independent petroleum engineering firms to prepare estimates of its proved reserves in all its operating areas.

RAM to Webcast Fourth-Quarter and Year-end 2006 Conference Call

The company’s teleconference call to review fourth quarter and year-end 2006 results will be broadcast live on a listen-only basis over the internet on Tuesday, April 3, 2007, at 3 p.m. Central Time. Interested parties may access the webcast by visiting the RAM website at www.ramenergy.com and selecting the microphone icon. The teleconference may be accessed by dialing 1(888)396-2356 and providing the call identifier “66484342” to the operator. The webcast and the accompanying slide presentation will be available for replay at the company’s website. An audio replay will be available until April 10, 2007, by dialing 1(888)286-8010.

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Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address reserves, PV-10, standardized measure, future production, exploitation activities, operating costs, capital spending, cash flow, realized prices of oil and gas, the impact of oil and gas derivative financial instruments, and events or developments that the company expects or believes are forward-looking statements. Although RAM believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by governments as a result of political and economic conditions or other factors, inflation rates, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the company’s filings with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

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RAM is an independent energy company engaged in the acquisition, exploitation and exploration of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the Nasdaq Exchange under the symbol RAME. For additional information, visit the company website at www.ramenergy.com.